Exhibit 5.2
[Letterhead of Clifford Chance LLP]

70-20450256	6 August 2007

+31 20 711 9380	+31 20 710 0380
Barclays (Netherlands) N.V.
Fred. Roeskestraat 123-I
1076 EE Amsterdam
The Netherlands
Dear Sirs
Barclays PLC — Proposed merger with ABN AMRO Holding N.V. (“ABN AMRO”) by way of an exchange offer and the proposed issue of 2,500,000,000 ordinary shares in the capital of Barclays (Netherlands) N.V. (the “Company”) in connection with the proposed issue of up to 4,901,278,058 new ordinary shares in the capital of Barclays PLC (“Barclays”)
1.	General

1.1	We have acted as your special legal counsel (advocaten) in The Netherlands for the purpose of rendering a legal opinion as to certain matters of Netherlands law in connection with the issue and placement of 2,500,000,000 ordinary shares with a nominal value of EUR 0.12 each in the capital of the Company (“Barclays (Netherlands) Shares”) in connection with the issue of ordinary shares of 25 pence each in the capital of Barclays comprising the issue by Barclays of up to 4,012,764,544 new ordinary shares (“New Shares”), in connection with the proposed exchange of 2.13 New Shares and EUR 13.15 in cash in exchange for each outstanding ordinary share of ABN AMRO. The Barclays (Netherlands) Shares will be offered to certain ABN AMRO ordinary shareholders who tender these shares in accordance with the Barclays (Netherlands) N.V. prospectus filed and approved by the Dutch Authority for the Financial Markets (Stichting Autoriteit Financiële Markten, the “AFM”). In exchange for the transfer to it of the Barclays (Netherlands) Shares, Barclays will issue New Shares and/or pay cash (as appropriate) to the ABN AMRO ordinary shareholder.

1.2	We have, at the request of the Company, prepared this letter addressed to the Company.

1.3	Headings in this letter are for ease of reference only and shall not affect its interpretation.

1.4	This letter and the opinions given in it are governed by and given on the basis of Dutch law as currently in force or applied at the date of this letter. For the purpose of this letter, we have made no investigation of the laws of any jurisdiction other than The Netherlands and, accordingly, in this letter no opinion is expressed as to the laws of any other jurisdiction.
1.5	For the purpose of preparing this letter, we have reviewed only (i) a copy of the deed of incorporation (akte van oprichting) of the Company, dated 2 May 2007, with a copy of Bankers Statement attached thereto as prescribed by article 2:93(a) of the Dutch Civil Code signed by Barclays on 27 April 2007, (ii) a copy of a deed of amendment of the articles of association (akte van statutenwijziging) of the Company, dated 8 June 2007; and (iii) a certified extract from the trade register of the Chamber of Commerce for Amsterdam (uittreksel uit het handelsregister van de Kamer van Koophandel voor Amsterdam) relating to the registration of the Company, dated 6 August 2007, and we have assumed such documents are complete, accurate and conform to the originals which themselves are genuine. The opinions given in this letter are given on the basis on the assumptions (made without investigation), and are subject to the reservations, set out herein.

1.6	The opinions given in this letter are only given in connection with the preparation and filing of a registration statement on Form F-4 (the “Registration Statement”) under the United States Securities Act of 1933, as amended, (the “Securities Act” in connection with the Exchange Offer and filed with the United States Securities and Exchange Commission on 3 August 2007 and, more particularly, for the purpose of inclusion of this letter as an exhibit to the Registration Statement. Accordingly, this opinion is strictly limited to the matters stated in paragraph 2.1, and is not to be read as extended, by implication or otherwise, to any other matters. We express no opinion as to any tax matter.

2.	Opinion

2.1	On the basis of the assumptions and subject to the reservations set out herein, and to any matters not disclosed to us, and having regard to such considerations of the laws of The Netherlands as currently in force or applied as at the date of this letter (as we consider relevant), we are of the opinion, that all of the Barclays (Netherlands) Shares have been duly and validly issued at the incorporation of the Company and are fully paid up, and that no further amounts shall be payable to the Company in respect of the issue thereof.

2.2	Neither this opinion nor its contents may be quoted or referred to in any document nor used for any other purpose whatsoever, without our prior written consent.

2.3	This letter is provided in relation to the Registration Statement and we hereby consent to the filing of this opinion as an exhibit thereto and to the use of our name under the heading “Legal Matters” therein. In giving such consent, we do not admit that we are within the category of persons whose consent is required under section 7 of the Securities Act.

2.4	This letter may not be relied upon by you for any other purpose and may not be read as extending by implication to any other matters. Furthermore, this letter is given to you on the basis that any limitation on the liability of any of your other advisers, whether or not we are aware of that limitation, will not adversely affect our position in any circumstances.
Yours faithfully
/s/ Tom de Waard
Tom de Waard
Advocaat